Exhibit 99.1
April 21, 2014

Fellow Shareholders,

We ended Q1 with over 48 million global members, and topped $1 billion in quarterly streaming revenue. We had higher domestic net additions than in Q1 2013, growing international success, and a big hit with Season 2 of House of Cards.

Our summary results, and forecast for Q2, are below.

(in millions except per share data and Streaming Content Obligations)	Q1 '13	Q2 '13	Q3 '13	Q4 '13	Q1 '14	Q2 '14 Forecast
Total Streaming:
Net Additions	3.05	1.24	2.73	4.07	4.00	1.46
Total Members	36.31	37.56	40.28	44.35	48.35	49.81
Paid Members	34.24	35.63	38.01	41.43	46.14	47.84
Revenue	$781	$837	$884	$962	$1,066	$1,139
Contribution Profit	$54	$85	$92	$117	$166	$211
Contribution Margin	7.0%	10.2%	10.4%	12.2%	15.6%	18.5%

Domestic Streaming:
Net Additions	2.03	0.63	1.29	2.33	2.25	0.52
Total Members	29.17	29.81	31.09	33.42	35.67	36.19
Paid Members	27.91	28.62	29.93	31.71	34.38	35.03
Revenue	$639	$671	$701	$741	$799	$835
Contribution Profit	$131	$151	$166	$174	$201	$223
Contribution Margin	20.6%	22.5%	23.7%	23.4%	25.2%	26.7%

International Streaming:
Net Additions	1.02	0.61	1.44	1.74	1.75	0.94
Total Members	7.14	7.75	9.19	10.93	12.68	13.62
Paid Members	6.33	7.01	8.08	9.72	11.76	12.81
Revenue	$142	$166	$183	$221	$267	$304
Contribution Profit (Loss)	$(77)	$(66)	$(74)	$(57)	$(35)	$(12)
Contribution Margin	-54.2%	-39.7%	-40.6%	-25.9%	-13.1%	-3.9%

Total (including DVD):
Operating Income	$32	$57	$57	$82	$98	$125
Net Income	$3	$29	$32	$48	$53	$69
EPS	$0.05	$0.49	$0.52	$0.79	$0.86	$1.12

Free Cash Flow	$(42)	$13	$7	$5	$8
Shares (FD)	60.1	60.6	61.0	61.3	61.5
Streaming Content Obligations* ($B)	$5.7	$6.4	$6.5	$7.3	$7.1
*Corresponds to our total known streaming content obligations as defined in our financial statements and related notes in our most recently filed SEC Form 10-K

1

Financial Performance

Our U.S. streaming service grew by 2.25 million net members to 35.7 million members. Our net additions for Q1 were 0.22 million more than prior year Q1. As we’ve discussed previously, U.S. net additions in Q2 will generally be lower than in the prior year Q2, even in a year with full year growth, due to increased seasonality. This Q2, we expect our domestic net additions to be about 0.11 million below the prior year Q2.

International performance in Q1 was also strong. Membership grew by 1.75 million, bringing our international total to 12.7 million members with 72% more net additions than prior year Q1. Due to rapid growth in our international segment we aren’t experiencing the same level of seasonality as in the U.S., and we anticipate over 50% y/y growth in Q2 net additions despite slight headwinds from the World Cup.

International revenues currently amount to 25% of our total streaming revenue and we anticipate our international segment to eventually surpass our U.S. market, similar to other Internet firms.

International contribution losses shrank by $22 million q/q, with losses more than halved on a y/y basis due to the strong growth in paid members. Our present international segment is on a path to achieve profitability this year. However, our substantial expansion into new European markets (with corresponding investments in content and marketing) in the second half of 2014 will keep our expanded international segment at a net loss. As we’ve discussed in prior investor letters, we intend to continue our international expansion over the coming years, so our near term profits will be quite modest as we invest in this large global opportunity.

Free cash flow in the quarter was $8 million versus net income of $53 million. As we’ve highlighted in previous letters, investments in our original series as well as certain non-original licenses, can require higher initial cash payments over the P&L expense. With further international expansion in the second half of this year reducing net income, we expect free cash flow in Q4 to also be reduced.

Content

Our original programming initiatives gained momentum in Q1. House of Cards, for which Season 2 debuted in February, attracted a huge audience that would make any cable or broadcast network happy. The on-demand nature of Netflix means that as we promote Season 2, we can still see significant new enjoyment of Season 1.

Netflix members were able to watch the acclaimed documentary MITT within a week of its premiere at the Sundance Film Festival and we garnered our first Oscar nomination for the impactful documentary The Square. During the quarter, we also announced our first original live-action comedy series, Grace and Frankie, featuring Jane Fonda and Lily Tomlin.

2

Already this quarter, we’ve brought members additional episodes of Turbo F.A.S.T. On May 30, we will launch Season 2 of the Ricky Gervais series, Derek, in most territories and on June 6th, we’ll debut Season 2 of Orange is the New Black, giving our members around the globe the opportunity to immerse themselves in this rich and engaging world. The trailer1 will give you a sense of what’s in store for this tremendously popular show.

Our summer line-up includes Hemlock Grove Season 2, the animated comedy series BoJack Horseman and the final six episodes of The Killing. Momentum will continue throughout 2014 and into 2015 as we bring our members additional kids series through our partnership with DreamWorks Animation, and launch new original series including the epic adventure of Marco Polo; a psychological thriller from the creators of Damages; Marvel‘s Daredevil; sci-fi drama Sense 8 from the Wachowskis, and Narcos, an action-drama series from Brazilian director José Padilha on the fall of Colombian drug kingpin Pablo Escobar.

We are pleased with consumer reception to our early work, as demonstrated in a Morgan Stanley survey2 from March, showing that 17% of respondents viewed Netflix as the service that offered the best original programming, second only to HBO, and ahead of Showtime and Starz. To have achieved this recognition in our second year of original content creation is exciting and we are optimistic about building on our initial success.

We compete for original series with many linear TV networks (CBS, FX, HBO, BBC, etc.) and several Internet firms (Amazon, Hulu, Microsoft, AOL, Yahoo, etc.). Our advantages against other Internet firms are our scale in video and our focus. Our advantages against linear TV networks are Internet on-demand consumption and targeted show marketing. The huge competition amongst all of us for great writers and producers means there’s never been a more robust market for quality serialized television.

Outside of North America, we are also becoming the first-run home for many great U.S. TV series. We are releasing those series one episode per week, in order to reduce the time international viewers must wait for local availability. Traditionally, even the most popular American series are withheld from international viewers for several months at a minimum, which has contributed greatly to the growth of piracy. We are tightening that window to less than 7 days, and wherever possible, to within 24 hours. The Breaking Bad spin-off Better Call Saul, as well as From Dusk Till Dawn and Fargo, are among the series premiering on Netflix in international territories.

We also continue to invest heavily in exclusive syndication licenses for some of the best series on television. For example, in the U.S., as Mad Men enters its final season, members can jump in or catch up on every previous season’s episode on Netflix. The Walking Dead, Scandal, Bates Motel, The Following, New Girl, Sherlock and The Vampire Diaries are just a few of the exciting on-air series we offer exclusively in this model. Dexter, House and Breaking Bad are no longer in production, but continue to be discovered and enjoyed everyday by a huge Netflix audience.

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1https://www.youtube.com/watch?v=e99SkdcB2UU&feature=youtu.be
2http://qz.com/195732/game-of-thrones-to-silicon-valley-hbo-still-reigns-supreme/

3

Marketing

In Q1, our marketing focused on launching House of Cards Season 2 across our global markets. We will continue with this approach in Q2, with a significant push behind the global launch of Orange is the New Black Season 2 on June 6th.

Original series represent a tremendous opportunity to raise awareness of, and build consumer enthusiasm for, the Netflix brand. We’ll be investing more in marketing high-quality exclusive content, and spending less on direct response advertising such as banner ads touting free trials.

Internationally, we’ve been developing new brand marketing campaigns to strengthen our connection to local consumers. These campaigns are part of a global brand platform highlighting the many ways people find delight in the Netflix experience.

Product

Today you can walk into a store, buy a new 4K television, take it home, and enjoy a limited selection of streaming 4K content from Netflix. We have House of Cards Season 2 in 4K, as well as an assortment of nature documentaries. The recent WSJ review3 for one of the Samsung curved-screen 4K TVs featured our 4K content, which we want to be an increasing theme as 4K grows. As 4K TVs become less expensive and more accessible, we will increase our content available in 4K. The best quality consumer video in the world is now streaming Internet video, less than 10 years after YouTube’s 2005 start4.

We continue to test small and large ideas in promoting the right content to each user. In Q1, we refined and developed the way we promote our original series on the service to better support follow-on seasons, and we are exploring how to do so for selected exclusive catalog content. We also tested and rolled out our row-selection logic that chooses which categories of titles to show to each individual based upon their previous behavior.

We remain very happy with the customer embrace of our MVPD set-top box integrations in Europe. This quarter we will launch the first MVPD integrations in the U.S. As we did in Europe, we will start with U.S. MVPDs that use the TiVo set-top box and try to extend to non-TiVo devices after that. From an MVPD point-of-view, they would rather have consumers use Netflix through the MVPD box and remote control than have consumers become accustomed to watching video from a smart TV or Internet TV device remote control.

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3http://online.wsj.com/news/articles/SB10001424052702304572204579503540257173348
4http://web.archive.org/web/20050830014940/http:/www.youtube.com/

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We continue to see more capable Internet television devices launched. Chromecast, Roku Streaming Stick, and Amazon Fire TV (on which we expect to support voice search later this year) push the quality of experience and price points for adapter products. Smart TVs from manufacturers like Sony, Samsung, LG and Vizio are starting to evolve from Internet TV as a “bolt-on” to Internet TV as a critical and integrated part of the overall device interface. Roku TV5 will likely be available in the Fall as one of the first Internet-centric TVs. We expect this trend to continually decrease the friction required for our members to access Netflix and enjoy great content.

As expected, we saw limited impact from our January price increase for new members in Ireland (from €6.99 to €7.99), which included grandfathering all existing members at €6.99 for two years. In the U.S. we have greatly improved our content selection since we introduced our streaming plan in 2010 at $7.99 per month. Our current view is to do a one or two dollar increase, depending on the country, later this quarter for new members only. Existing members would stay at current pricing (e.g. $7.99 in the U.S.) for a generous time period. These changes will enable us to acquire more content and deliver an even better streaming experience.

ISP Performance: AT&T Fiber slower than DSL from others

Our long-term ISP performance6 index shows some positive data, and some surprising data, particularly in the U.S. The positive is that Comcast is providing a much improved Netflix experience to their broadband subscribers, and now nearly all cable Internet households receive great quality Internet video. The surprising news is that AT&T fiber-based U-verse has lower performance than many DSL ISPs, such as Frontier, CenturyLink & Windstream. This reinforces our view that connectivity to the broader Internet is critical to the quality of experience consumers receive. The 249 customer comments7 on AT&T’s anti-Netflix blog post indicate that AT&T customers expect a good quality Netflix experience given how much they pay AT&T for their Internet service. It is free and easy for AT&T to interconnect directly with Netflix and quickly improve their customers’ experience, should AT&T so desire.

Strong Net Neutrality: No-fee Interconnect

The Internet faces a long term threat from the largest ISPs driving up profits for themselves and costs for everyone else as detailed in our recent blog post8.

If the Comcast and Time Warner Cable merger is approved, the combined company’s footprint will pass over 60 percent9 of U.S. broadband households, after the proposed divestiture, with most of those homes having Comcast as the only option for truly high-speed broadband (>10Mbps). As DSL fades in favor of cable Internet, Comcast could control high-speed broadband to the majority of American homes. Comcast is already dominant enough to be able to capture unprecedented fees from transit providers and services such as Netflix. The combined company would possess even more anti-competitive leverage to charge arbitrary interconnection tolls for access to their customers. For this reason, Netflix opposes this merger.
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5http://blog.roku.com/blog/2014/01/05/introducing-roku-tv/
6http://ispspeedindex.netflix.com/usa
7http://www.attpublicpolicy.com/consumers-2/who-should-pay-for-netflix/#comments
8http://blog.netflix.com/2014/03/internet-tolls-and-case-for-strong-net.html
9Adam Ilkowitz,” Surprise! Comcast Takes TWC,” Nomura Securities, February 13, 2014

5

Competition

In Q1, Amazon changed strategies in the UK and Germany, closing LoveFilm as a streaming brand to compete with Netflix. They have repurposed their content deals to serve Amazon Prime Instant Video in the UK and Germany, and are investing in creating awareness of this new model. Amazon is not currently offering subscription video within Prime in Canada, France, Italy, Spain or Japan. They may choose to expand Prime Instant Video or to focus on tuning their three existing Prime Instant Video markets: U.S., UK and Germany. Since much of the content on Netflix and Amazon Prime (as well as Hulu in the U.S.) is mutually exclusive, many consumers see value in subscribing to all three networks.

In general, we continue to believe that our biggest long-term competitor for entertainment time remains the MVPDs improving through TV Everywhere, as they are doing with HBO Go.

6.7 Million DVD Memberships

Our DVD-by-mail business continues to delight 6.7 million members. As expected, contribution profit for the segment was $98 million in the quarter and we anticipate $92 million for Q2. The breadth of content choices available on DVD and Blu-ray is unrivaled.

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Summary
We are approaching 50 million global members, but that is far short of HBO’s 130 million. We are eager to close the gap.

Sincerely,

Reed Hastings, CEO	David Wells, CFO

21st April 2014 Earnings Interview
Reed Hastings, David Wells and Ted Sarandos will participate in a live video interview at 2 p.m. Pacific Time at youtube.com/netflixir. The interview will be conducted by Rich Greenfield, BTIG Research and Doug Anmuth, JP Morgan. Questions that investors would like to see asked should be sent to rgreenfield@btig.com or douglas.anmuth@jpmorgan.com.

IR Contact:	PR Contact:
Erin Kasenchak	Jonathan Friedland
Director, Investor Relations	Chief Communications Officer
408 540-3691	310 734-2958

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Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measure of free cash flow. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities. However, this non-GAAP measure should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of this non-GAAP measure is contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding pricing; international expansion and performance; content offerings; marketing; MVPD integration; IP interconnection; competition; member growth domestically and internationally, including net, total and paid; revenue, contribution profit (loss) and contribution margin for both domestic (streaming and DVD) and international operations, as well as consolidated operating income, net income, earnings per share and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for instant streaming; fluctuations in consumer usage of our service; service disruptions; production risks; actions of Internet Service Providers; and, widespread consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 3, 2014. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

8

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2014	December 31, 2013 (1)	March 31, 2013 (1)
Revenues	$1,270,089	$1,175,230	$1,023,961
Cost of revenues	869,186	820,677	736,952
Marketing	137,098	128,017	119,086
Technology and development	110,310	98,128	91,975
General and administrative	55,900	46,120	44,126
Operating income	97,595	82,288	31,822
Other income (expense):
Interest expense	(10,052)	(7,438)	(6,740)
Interest and other income (expense)	1,401	(846)	977
Loss on extinguishment of debt	—	—	(25,129)
Income before income taxes	88,944	74,004	930
Provision (benefit) for income taxes	35,829	25,583	(1,759)
Net income	$53,115	$48,421	$2,689
Earnings per share:
Basic	$0.89	$0.81	$0.05
Diluted	$0.86	$0.79	$0.05
Weighted-average common shares outstanding:
Basic	59,817	59,470	55,972
Diluted	61,548	61,304	60,146

(1) Certain prior period amounts have been reclassified from "Marketing" to "Cost of revenues" to conform to current period presentation.

9

Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$1,157,450	$604,965
Short-term investments	510,793	595,440
Current content library, net	1,771,410	1,706,421
Other current assets	147,131	151,937
Total current assets	3,586,784	3,058,763
Non-current content library, net	2,179,474	2,091,071
Property and equipment, net	133,473	133,605
Other non-current assets	148,375	129,124
Total assets	$6,048,106	$5,412,563
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$1,844,897	$1,775,983
Accounts payable	133,883	108,435
Accrued expenses	54,858	54,018
Deferred revenue	230,015	215,767
Total current liabilities	2,263,653	2,154,203
Non-current content liabilities	1,321,879	1,345,590
Long-term debt	900,000	500,000
Other non-current liabilities	84,216	79,209
Total liabilities	4,569,748	4,079,002
Stockholders' equity:
Common stock, $0.001 par value; 160,000,000 shares authorized at March 31, 2014 and December 31, 2013; 59,940,336 and 59,607,001 issued and outstanding at March 31, 2014 and December 31, 2013, respectively	60	60
Additional paid-in capital	868,195	777,441
Accumulated other comprehensive income	4,503	3,575
Retained earnings	605,600	552,485
Total stockholders' equity	1,478,358	1,333,561
Total liabilities and stockholders' equity	$6,048,106	$5,412,563

10

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Cash flows from operating activities:
Net income	$53,115	$48,421	$2,689
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Additions to streaming content library	(749,399)	(986,049)	(591,941)
Change in streaming content liabilities	42,244	346,610	9,700
Amortization of streaming content library	600,735	572,597	485,740
Amortization of DVD content library	16,121	17,833	18,237
Depreciation and amortization of property, equipment and intangibles	12,382	12,845	12,051
Stock-based compensation expense	25,825	18,922	17,746
Excess tax benefits from stock-based compensation	(32,732)	(29,188)	(11,615)
Other non-cash items	2,196	400	1,750
Loss on extinguishment of debt	—	—	25,129
Deferred taxes	(13,103)	(10,832)	(6,748)
Changes in operating assets and liabilities:
Other current assets	35,066	24,279	(5,727)
Accounts payable	22,812	12,370	17,019
Accrued expenses	(442)	7,030	(4,132)
Deferred revenue	14,248	19,944	9,406
Other non-current assets and liabilities	7,291	(13,737)	8,446
Net cash provided by (used in) operating activities	36,359	41,445	(12,250)
Cash flows from investing activities:
Acquisition of DVD content library	(14,914)	(15,240)	(21,193)
Purchases of property and equipment	(13,334)	(23,109)	(12,118)
Other assets	295	2,131	4,050
Purchases of short-term investments	(60,546)	(52,475)	(235,623)
Proceeds from sale of short-term investments	143,048	151,110	81,228
Proceeds from maturities of short-term investments	3,090	2,205	4,420
Net cash provided by (used in) investing activities	57,639	64,622	(179,236)
Cash flows from financing activities:
Proceeds from issuance of common stock	32,448	31,004	39,146
Proceeds from issuance of debt	400,000	—	500,000
Issuance costs	(6,727)	—	(9,414)
Redemption of debt	—	—	(219,362)
Excess tax benefits from stock-based compensation	32,732	29,188	11,615
Principal payments of lease financing obligations	(267)	(264)	(403)
Net cash provided by financing activities	458,186	59,928	321,582
Effect of exchange rate changes on cash and cash equivalents	301	(86)	(2,336)
Net increase in cash and cash equivalents	552,485	165,909	127,760
Cash and cash equivalents, beginning of period	604,965	439,056	290,291
Cash and cash equivalents, end of period	$1,157,450	$604,965	$418,051

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Non-GAAP free cash flow reconciliation:
Net cash provided by (used in) operating activities	$36,359	$41,445	$(12,250)
Acquisition of DVD content library	(14,914)	(15,240)	(21,193)
Purchases of property and equipment	(13,334)	(23,109)	(12,118)
Other assets	295	2,131	4,050
Non-GAAP free cash flow	$8,406	$5,227	$(41,511)

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Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended
	March 31, 2014	December 31, 2013 (1)	March 31, 2013 (1)
Domestic Streaming
Total members at end of period	35,674	33,420	29,174
Paid members at end of period	34,377	31,712	27,913

Revenues	$798,617	$740,554	$638,649
Cost of revenues	517,094	496,479	440,334
Marketing	80,258	70,453	66,965
Contribution profit	201,265	173,622	131,350

International Streaming
Total members at end of period	12,683	10,930	7,142
Paid members at end of period	11,755	9,722	6,331

Revenues	$267,118	$221,418	$142,019
Cost of revenues	245,267	221,201	166,892
Marketing	56,840	57,499	52,047
Contribution profit (loss)	(34,989)	(57,282)	(76,920)

Domestic DVD
Total members at end of period	6,652	6,930	7,983
Paid members at end of period	6,509	6,765	7,827

Revenues	$204,354	$213,258	$243,293
Cost of revenues	106,825	102,997	129,726
Marketing	—	65	74
Contribution profit	97,529	110,196	113,493

Consolidated

Revenues	$1,270,089	$1,175,230	$1,023,961
Cost of revenues	869,186	820,677	736,952
Marketing	137,098	128,017	119,086
Contribution profit	263,805	226,536	167,923
Other operating expenses	166,210	144,248	136,101
Operating income	97,595	82,288	31,822
Other income (expense)	(8,651)	(8,284)	(5,763)
Loss on extinguishment of debt	—	—	(25,129)
Provision (benefit) for income taxes	35,829	25,583	(1,759)
Net income	$53,115	$48,421	$2,689

(1) Certain prior period amounts have been reclassified from "Marketing" to "Cost of revenues" to conform to current period presentation.

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